Exhibit 10.14

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

among

ZHANG HAIBO

and

AFFINIA ACQUISITION LLC

and

HBM INVESTMENT LIMITED

dated

Effective as of the October 31, 2008

Table of Contents

1.	DEFINITIONS		5
	1.1	Definitions	5
	1.2	Terms Defined Elsewhere in the Agreement	5
	1.3	Interpretation	6
2.	PURPOSE AND SCOPE OF THE AGREEMENT		6
	2.1	Purpose of the Agreement	6
	2.2	Scope of the Business	7
3.	GOVERNANCE OF THE COMPANY		7
	3.1	New Articles of Association	7
	3.2	Restricted Activities	7
	3.3	In Case of Conflict	9
	3.4	Appointment of Directors	9
	3.5	Casual Vacancy of Directors	10
	3.6	Renaming of the Company	10
	3.7	Reporting of the Company	10
	3.8	Accounting	10
4.	REPRESENTATIONS AND WARRANTIES; COVENANTS		10
	4.1	Organization	10
	4.2	Authorization	10
	4.3	Effect of Agreement	10
	4.4	Litigation	11
	4.5	Notice	11
	4.6	Interests Held by Zhang and the Company	11
	4.7	Contracts Entered into by the Company	11
5.	SALE OF SHARES AND ASSIGNMENT OF RIGHTS		11
	5.1	Sale of Shares by Affinia	11
	5.2	Acceptable Assignment by Affinia	12
	5.3	Sale of Shares by Zhang	12
	5.4	Calculation of Sale Price for the Remaining Shares	13
	5.5	Transfer of Shares Free of Encumbrances	13
6.	ADDITIONAL FUNDING AND CAPITAL CONTRIBUTIONS		13
	6.1	Additional Funding and Capital Contributions	13
	6.2	Exception	14
	6.3	Loans to the Company	14
	6.4	Loans to Haimeng	14
	6.5	Dividend Payment	14
7.	CONFIDENTIALITY		15
	7.1	Confidentiality Obligations	15
	7.2	Additional Confidentiality Obligations of Zhang	16
	7.3	Exceptions	16
	7.4	Security Measures	17
	7.5	Provision of Assistance	17
8.	TERMINATION AND SURVIVAL		17
	8.1	Termination	17
	8.2	Force Majeure	18
	8.3	Survival of Certain Sections	18
9.	GOVERNING LAW AND DISPUTE RESOLUTION		18

	9.1	Governing Law	18
	9.2	Friendly Consultation	18
	9.3	Place of Arbitration and Appointment of Arbitrator	19
	9.4	Arbitration Proceedings	19
	9.5	Preservation of Rights	19
	9.6	Consent to Jurisdiction	19
10.	INDEMNIFICATION		19
	10.1	Indemnification	19
	10.2	Indemnification by Zhang	20
	10.3	Maximum Indemnification	21
11.	NOTICE		21
	11.1	Delivery of Notices	21
	11.2	Addresses	21
12.	LEGAL REPRESENTATION		22
	12.1	Legal Representation	22
13.	MISCELLANEOUS		22
	13.1	No Agency	22
	13.2	Entire Agreement	22
	13.3	Schedules	22
	13.4	Successors and Assigns	22
	13.5	Waivers	23
	13.6	Amendment	23
	13.7	Signature by Counterparts	23
	13.8	Further Assurances	23
	13.9	Language	23
	13.10	Severability	23

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is made and entered into effective as of October 31, 2008, by and among:

(1)	Zhang Haibo, a citizen of the People’s Republic of China (“China”), with his identification card number of 370623196008292414 and his residential address at No. 901, Building 7, Haitian Ge, No. 333, Jintang Road, Tangjiawan Town, Zhuhai City, Guangdong Province, P.R.C. (“Zhang”);

(2)	Affinia Acquisition LLC, a company duly organized and validly existing under the laws of the State of Delaware in the United States of America (“U.S. A.”), with its registered address at: c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801 (“Affinia”); and

(3)	HBM Investment Limited, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region of China (“Hong Kong”), with its principal place of business at 34/F., The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Company”).

Zhang and Affinia are referred to together in this Agreement as “Parties” and, in singular, as “Party.”

RECITALS

WHEREAS:

A.	The Parties have duly signed and executed a Shares Transfer Contract on June 30, 2008 for the sale of eighty-five percent (85%) of the issued share capital in the Company by Zhang to Affinia (“Contract”);

B.	Upon the Closing, Zhang will be the legal and beneficial owner of 1,500 ordinary shares representing fifteen percent (15%) of the total issued share capital of the Company;

C.	Upon the Closing, Affinia will be the legal and beneficial owner of 8,500 ordinary shares representing eight-five percent (85%) of the total issued share capital of the Company;

D.	Section 4.10(a) of the Contract requires as a condition precedent to the Closing that the Parties execute this Agreement; and

E.	The Parties wish to operate the Company as a joint venture, and desire to embody in this Agreement the terms and conditions under which the Company and Haimeng, a subsidiary wholly owned by the Company in China, shall be operated.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the Parties agree as follows:

1.	DEFINITIONS

1.1	Definitions. Unless otherwise defined herein, the following capitalized terms shall have the meanings ascribed to them below whenever they are used in this Agreement:

“Companies Ordinance” means Cap. 32 of the Laws of Hong Kong;

“Directors” mean the directors of the Company duly appointed under this Agreement and the Articles, “Director” shall mean any of them and the “Board” or “Board of Directors” shall mean all of them collectively;

“Shares” mean ordinary shares in the issued share capital of the Company;

“Shareholders” mean the registered holders of Shares of the Company;

“US$” means the lawful currency of the U.S.A.; and

“U.S. GAAP” means the Generally Accepted Accounting Principles applicable in the U.S.A.

Unless otherwise defined in this Agreement, all capitalized terms have the same meanings as in the Contract.

1.2	Terms Defined Elsewhere in the Agreement. The following terms are defined elsewhere in this Agreement as follows:

“Affinia” is defined above Recitals;

“Agreement” is defined above Recitals;

“Arbitration Center” is defined in Section 9.3;

“Articles” are defined in Section 3.1;

“China” is defined above Recitals;

“Company” is defined above Recitals;

“Contract” is defined in Recitals;

“Confidential Matters” are defined in Section 7.1;

“Force Majeure” is defined in Section 8.2(a);

“Haimeng” is defined in Section 2.2;

“Holder of Confidential Matters” and “Holder” are defined in Section 7.1;

“Hong Kong” is defined above Recitals;

“Indemnification Amount” is defined in Section 10.2(b);

“Indemnification Shortfall” is defined in Section 10.2(b);

“Indemnified Party” is defined in Section 10.1;

“Indemnifying Party” is defined in Section 10.1;

“LTM” is defined in Schedule 3;

“NBV” is defined in Schedule 3;

“Remaining Shares” are defined in Section 5.3;

“U.S.A.” is defined above Recitals; and

“Value” is defined in Section 6.5(a);

“Zhang” is defined above Recitals.

1.3	Interpretation.

(a)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)	A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(f)	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

2.	PURPOSE AND SCOPE OF THE AGREEMENT

2.1	Purpose of the Agreement. The purpose of this Agreement is to provide for the administration and operation of the Company and Haimeng by the Parties and/or the Company, as the case may be, to commercially and financially benefit from the business.

2.2	Scope of the Business. The Company will own, operate and manage its wholly owned subsidiary Longkou Haimeng Machinery Company Limited, a wholly foreign owned enterprise duly organized and existing under the laws of China with its legal address at Huangshan Haimeng Industrial Park, Longkou City, Shandong Province 265715, China (“Haimeng”). The Company may also own, operate and manage any joint investments of the Parties. The Company may do all those acts and things allowed by the Companies Ordinance and by the Articles necessary to own, operate and manage its subsidiaries or assets.

3.	GOVERNANCE OF THE COMPANY

3.1	New Articles of Association. As soon as practicable after the Closing, the Parties will cause the Company to adopt new articles of association of the Company (“Articles”) (by special resolution of a Shareholders’ general meeting representing at least seventy-five (75%) of the Shares of the Company, as required by the Companies Ordinance) in the form attached hereto as Schedule 1.

3.2	Restricted Activities. The Parties recognize that the Articles will be available to any person in Hong Kong as a matter of public record. The Parties recognize that they wish to keep private certain matters related to the governance of the Company. To that end, in addition to the rules specified in the Articles, the Company’s actions and the actions of its subsidiaries will be restricted as provided for in this section, and these restrictions shall be interpreted as having the same force and effect as if they were included in the Articles.

The Company shall not, and shall procure that its subsidiaries shall not, take any of the following actions without a unanimous affirmative vote of the Board of Directors, which vote shall include the affirmative vote of Zhang:

(a)	acquire, whether by formation or otherwise, any subsidiary or participate in any partnership or joint venture (incorporated or not) or amalgamate or merge with any other company or business undertaking or permit the disposal or dilution of its interest directly or indirectly in any subsidiary or close down any business operation;

(b)	engage in any business outside of the businesses and purposes described in the Articles or other governing document or expend any funds other than for bona fide purposes of or in connection with the carrying on of the ordinary course of business;

(c)	sell, transfer, lease, license, make any material alteration to or in any other way dispose of all or a substantial part of its business undertaking or assets whether by a single transaction or series of transactions, related or not; and

(d)	enter into any transaction with a related party.

The Company shall not, and shall procure that its subsidiaries shall not, take any of the following actions without an affirmative vote of a majority of the Board of Directors:

(a)	enter into or agree to any variation or amendment or compromise in relation to any transaction or agreement with or for the benefit of any Director or Shareholder or any connected person of a Director or Shareholder in excess of US$50,000 each year;

(b)	enter into any transaction or assume any liability or obligation otherwise than on arm’s length commercial terms or, in any event, outside the ordinary and proper course of its day to day business;

(c)	make any loan or give any guarantee or indemnity other than normal trade credit in relation to the supply of goods or services in the normal course of business;

(d)	forgive (i) accounts receivable in any rolling 12-month period in excess of US$50,000 in aggregate for all debtors during the relevant 12-month period; and (ii) accounts receivable in any rolling 24-month period in excess of US$50,000 in aggregate for any particular customer or customer buying group during the relevant 24-month period;

(e)	enter into any contract or commitment not provided for in any budget approved by the Board of Directors other than in the ordinary and proper course of its day to day business not exceeding US$150,000 over any consecutive 12 month period and/or enter into any contract or commitment for a term of greater than 12 months unless terminable on no more than 30 days’ notice;

(f)	borrow (or permit the borrowing by any subsidiary) in excess of the borrowings limit for the Company and its subsidiaries (if any) for the time being approved from time to time by the Board of Directors, and in the absence of an established borrowing limit, borrowings shall not exceed the amount specifically provided for in the approved then-current annual budget;

(g)	enter into, as lessor or as lessee, any operating lease other than in the ordinary and proper course of its day to day business;

(h)	appoint any new bankers or remove its bankers for the time being, open or close any bank account or make any material alteration in the terms agreed with its bankers for the borrowing of monies or for the operation of its bank accounts, including without limitation, any signature authorizations required with respect to such accounts;

(i)	create or issue or allow to come into being any mortgage or charge, encumbrance or other security interest (other than liens arising by operation of law in the ordinary course of business) upon any part of its present or future undertaking property or assets, factor or assign any of the book debts of the Company (or its subsidiaries,) or issue any debenture or debenture stock;

(j)	grant any rights (by license or otherwise) in or over any intellectual property owned or used by the Company or its subsidiaries, except to the Shareholders pursuant to and in accordance with this Agreement;

(k)	alter its Fiscal Year or make or permit to be made any change in the accounting policies and principles adopted by the Company (or its subsidiaries) in the preparation of its audited and management accounts save as may be required to ensure compliance with relevant accounting standards;

(1)	establish or amend any benefit plan, profit-sharing, share option, bonus or other incentive scheme of any nature sponsored by the Company or its subsidiaries for Directors or employees (which has not already been disclosed and approved in the business plan); establish or amend any pension scheme of the Company or its subsidiaries or grant any Company or its subsidiaries pension rights to any Director, employee, former Director or employee, or any member of any such person’s family; agree to remunerate (by payment of fees, the provision of benefits-in-kind or otherwise) any officer of or consultant to the Company (or its subsidiaries) at a rate in excess of US$60,000 per annum or increase the remuneration of any such person to a rate in excess of US$50,000 per annum;

(m)	grant or revoke any duly executed power of attorney;

(n)	acquire or contract to acquire any real property;

(o)	make an equity investment in another entity;

(p)	enter into foreign exchange, currency hedging or derivatives transactions;

(q)	issue any letters of credit;

(r)	enter into any agreement or arrangement with a trade union;

(s)	institute, settle or compromise any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against the Company (or its subsidiaries) or submit to arbitration any dispute involving the Company (or its subsidiaries);

(t)	make any claim, disclaimer, surrender, election or consent which would have a material adverse effect on the Company or its subsidiary’s tax position, save as provided in this Agreement; and/or

(u)	save as otherwise set out in this Agreement, delegate any powers of the Director to any committee.

3.3	In Case of Conflict. Where the provisions of Section 3.2 conflict with the Articles, the provisions of Section 3.2 shall take precedence to the extent allowed by the Companies Ordinance.

3.4

Appointment of Directors. The Board of the Company shall consist of a total of five (5) Directors, among which Zhang shall nominate one (1) Director and Affinia shall nominate four (4) Directors. Such nominations shall be made by the relevant Party as soon as practicable after the Closing. Appointments of the five (5) Directors shall be made at a Shareholders’ general meeting of the Company, and each Party shall affirmatively vote the Director candidate(s) nominated by the Party empowered to nominate him. Each Director shall serve without compensation. Subject to Zhang and Affinia’s further agreement, the above total number of Director on the Board may change, and the Parties’ representation on the Board shall be based on the percentage of their respective then equity interest in the Company.

3.5	Casual Vacancy of Directors. In accordance with typical Hong Kong practice, the Articles shall state that a casual vacancy on the Board of Directors shall be filled by the remaining Directors themselves. In exercising this power, the Directors shall appoint to fill a casual vacancy with a person nominated by the Party that made the initial nomination of the Director whose resignation, disqualification or incapacity caused the vacancy.

3.6	Renaming of the Company. The Company will be renamed “Affinia Hong Kong Limited”. The change of name will be effected by special resolution of a Shareholders’ general meeting of the Company representing at least seventy-five percent (75%) of the Shares of the Company as required by the Companies Ordinance.

3.7	Reporting of the Company. The Company shall produce any accounting reports requested or required by either Shareholder, whether monthly, quarterly, annual or otherwise, including, without limitation, U.S. GAAP reports. If requested by a Shareholder of the Company, the Company shall produce audited annual accounts. Each quarterly or annual report shall be completed and delivered to the Shareholders as promptly as possible but in no event later than 60 days from the end of the period to which the report relates.

3.8	Accounting. The auditors of the Company shall be Deloitte Touche Tohmatsu or such other reputable accounting firm as the Board may from time to time determine.

4.	REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1	Organization. Each of Affinia and the Company represents and warrants that it is a company duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, and has the required power and authority to enter into and perform this Agreement and the transactions and matters contemplated herein. Zhang represents and warrants that he is a citizen of China who has the legal capacity, authority and power to enter into and perform this Agreement and the transactions and matters contemplated herein.

4.2	Authorization. Each Party represents and warrants that all actions (whether corporate or not) on his or its part necessary for the authorization, execution and delivery of this Agreement and for the performance of all of his or its obligations hereunder has been taken, and this Agreement when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation on that Party.

4.3

Effect of Agreement. Each Party represents and warrants that its execution, delivery and performance of this Agreement will not (i) violate its articles of association, constitution or by-laws (or other corporate governance provisions) of that Party or any Law to which that Party is subject; (ii) violate any Order applicable to that Party; (iii) have any effect on the ability of that Party to perform his or its obligations in this Agreement; (iv) terminate or violate the terms of any approvals, licenses or privileges granted by Governmental Bodies which would materially and adversely affect that

Party; (v) require that Party to obtain any consent, approval or take action of, or make any filing with or give any notice to, any Governmental Body in that Party’s jurisdiction of organization or to any other person pursuant to any instrument, contract or other agreement to which that Party is a party or by which such Party is bound, except for the consent, approval, action or filing as set forth in Section 5.1(b) of the Contract; or (vi) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which that Party is a party and which would materially and adversely affect that Party.

4.4	Litigation. Each Party represents and warrants that there are no actions, claims, suits or proceedings pending or, to that Party’s knowledge, threatened, against that Party which question or may impair that Party’s right to enter into or perform this Agreement or which question the validity of this Agreement.

4.5	Notice. Each Party covenants that at all times prior to and after the Closing Date, that Party shall promptly inform the other Party of any event which may cause any of the representations and warranties in Section 4.1 through Section 4.4 to be untrue.

4.6	Interests Held by Zhang and the Company. Zhang and the Company represent and warrant that the Company does not own, whether directly or indirectly, whether beneficially or for the benefit of any other person, or have any interest in any manner, in any: shares or equity of any company of any type formed in any jurisdiction (with the exception of Haimeng); debentures, warrants, options, futures or potential interests in any company of any type formed in any jurisdiction; financial instruments including but not limited to currency exchange, hedge funds or derivatives; real property; personal property aside from that necessary to operate in its ordinary course of business; or leaseholds aside from those necessary to operate in its ordinary course of business.

4.7	Contracts Entered into by the Company. Zhang and the Company represent and warrant that the Company has not entered into any contracts with any party except as set forth in Schedule 2.

5.	SALE OF SHARES AND ASSIGNMENT OF RIGHTS

5.1

Sale of Shares by Affinia. Subject to Section 5.2, Affinia may at any time, free from restriction or rights of any type of refusal of any person whatsoever, sell its Shares in part or in whole in the Company to any person or entity at its absolute sole discretion and cease participating in the operation and management of the Company, Haimeng or any of their related companies or businesses, provided that prior to any such sale of its Shares in the Company, Affinia shall notify Zhang of such sale in advance as required by Section 11 and grant Zhang a right of first negotiation of such sale with Affinia where Zhang may at his sole discretion, within 30 days after Affinia’s notification, make an offer to purchase the business to be sold by Affinia (which may include more than the Shares in the Company) and Affinia may exercise its sole discretion to decide whether it will accept the offer. If Affinia declines the offer made by Zhang, Affinia shall then have the right to sell the business to any other person, provided that the purchase price paid and other terms and conditions of the sale provided by such other person for the business to be sold shall be more favorable to

Affinia than the purchase price and other terms and conditions offered by Zhang. If Affinia decides to exercise such right to sell the business to such other person based on a purchase price and other terms and conditions more favorable to a buyer than the purchase price and other terms and conditions offered by Zhang, Affinia shall first offer Zhang an opportunity to match up with such more favorable purchase price and other terms and conditions. If Zhang fails to so match up within five (5) business days after Affinia offers the opportunity, Affinia shall have the right to freely sell the business to a third party that offers the more favorable purchase price and other terms and conditions. Under the circumstances where Zhang offers the same conditions for purchase of the business as such other person offers, if Affinia decides to accept an offer so made, Affinia shall accept the offer made by Zhang and sell the business to Zhang and Zhang shall purchase the business from Affinia based on the conditions he offers.

5.2	Acceptable Assignment by Affinia. Affinia may assign any or all of its rights or obligations under this Agreement to any of its Affiliate, provided that it concurrently sends notice to Zhang as provided for in Section 11. Zhang hereby consents to the above sale and transfer and waives any right of any type of refusal he may have by operation of any law or otherwise. Subject to Sections 5.3 and 5.4 below, Zhang may assign his rights or obligations under this Agreement, whether or not such assignment is in exchange for consideration or involves a transfer of Zhang’s interest in the share capital of the Company.

5.3	Sale of Shares by Zhang. Upon the Closing, Zhang shall own the remaining fifteen percent (15%) Shares of the Company (the “Remaining Shares”). Within three (3) years after the Closing Date, Zhang shall not transfer, assign, whether or not for consideration, pledge as security for any debt, place into any trust, or take any action which would in any way encumber or cause a lien or attachment upon any of the Remaining Shares to any third party or parties without Affinia’s prior written consent. Upon the expiration of such three-year period, Zhang may sell the Remaining Shares to a third party or parties, provided that (i) the Remaining Shares shall not be sold in part, but in whole at once; (ii) the potential buyer of the Remaining Shares shall not be in the vehicular brake drum or disc industry or any other industries or businesses constituting direct or indirect competition against the Company, Haimeng or Affinia; and (iii) the sale or transfer of the Remaining Shares by Zhang shall be subject to Affinia’s right of first and right of last refusal set forth below.

Under Affinia’s such right of first and right of last refusal, when Zhang plans to sell the Remaining Shares, Zhang shall make a written offer to Affinia first before any offer can be made to any third party potential buyer. If Affinia rejects Zhang’s such offer within thirty (30) days after receipt thereof, Zhang may offer the Remaining Shares to a third party or parties. If a potential buyer of the Remaining Shares proposes terms and conditions of purchase acceptable to Zhang, Zhang shall re-inquire if Affinia is willing to purchase on the same terms and conditions offered by such potential buyer. Within another thirty (30) days after receipt of notice of such potential buyer’s agreement to purchase the Remaining Shares, Affinia shall inform Zhang if Affinia will purchase the Remaining Shares under the same terms and conditions offered by such potential buyer. If Affinia decides to purchase the Remaining Shares under the same terms and conditions offered by such potential buyer, the Remaining Shares shall be sold to Affinia under such terms. However, in the event that Affinia rejects such offer or remains silent upon the expiration of such additional thirty (30) day period, Zhang may sell the Remaining Shares to the potential buyer according to such terms and conditions previously proposed by the potential buyer and acceptable to Zhang. Any change of such terms and conditions shall constitute a breach by Zhang of this provision and render the offer of the potential buyer and sale to it void. Zhang shall have an affirmative obligation to inform any and all third party or parties of Affinia’s right of first and last refusal as specified herein.

5.4	Calculation of Sale Price for the Remaining Shares. If Affinia decides to purchase the Remaining Shares from Zhang within three (3) years after the Closing Date, Zhang agrees that he shall sell and transfer the Remaining Shares to Affinia at the price to be calculated and based on the formula as set forth in Schedule 3 attached hereto.

5.5	Transfer of Shares Free of Encumbrances. Zhang shall transfer to Affinia or its nominee in accordance with this Section 5, free from any Encumbrances, the Remaining Shares together with any and all benefits and rights including, without limitation, dividend or voting rights attached or accrued to them, and undistributed profits rights attached or accrued to them. Upon such transfer, this Agreement shall terminate with immediate effect.

6.	ADDITIONAL FUNDING AND CAPITAL CONTRIBUTIONS

6.1	Additional Funding and Capital Contributions. If the Board of the Company or Haimeng at any time or from time to time determines that funding and/ or capital contributions to the Company or Haimeng are necessary to conduct the Company’s or Haimeng’s business activities, then:

(a)	each of Affinia and Zhang shall promptly make a cash contribution or readily available funds to the Company, or in the case of Haimeng, shall procure the Company to, and the Company shall, make such cash contribution or readily available funds to Haimeng by injecting the same to the Company, the proportion of which should be equal to Affinia’s and Zhang’s respective ownerships in the Company and/ or Haimeng;

(b)	a written notice of request for additional funding and capital contributions shall be sent to Affinia, Zhang and the Company, as the case may be, which shall specify the amount required (which shall be on the same terms for all of Affinia, Zhang and the Company) and the date on which the funding is required. Affinia, Zhang and/or the Company shall make available to the Company and/or Haimeng, as the case may be, any required funding and/or capital contributions in cash or readily available funds on such date so required; and

(c)	a Party and/or the Company which is unable to make the additional funding and/or capital contributions as specified herein shall unconditionally agree to dilute the Shares of the Company, and indirectly, the equity interests of Haimeng, held thereby accordingly if the other Party has paid such other Party’s share of the additional funding and capital contributions as specified herein in due course, subject to satisfaction of related legal requirements and procedures.

6.2	Exception. Except as otherwise specified in this Agreement, neither Affinia nor Zhang nor the Company shall be obliged to provide any financial support or guarantee or other security in respect of any obligations or liabilities from time to time of the Company and/or Haimeng or any of their respective subsidiary (if any).

6.3	Loans to the Company. Each of Affinia, as authorized by its board, and Zhang may, but is not obliged to, make shareholder’s loans to the Company from time to time, under the terms and conditions of a loan agreement reached at arm’s length.

6.4	Loans to Haimeng. The Company may, but is not obliged to, upon the injection of loans by Affinia and Zhang to the Company and under the direction of the Board of the Company, make shareholder’s loan to Haimeng from time to time.

6.5	Dividend Payment. If each year the Company and/or Haimeng has certain after-tax net profits available for declaration and distribution to its respective shareholder(s), as the case may be, the relevant board of such entity shall determine in its sole discretion whether the after-tax net profits will be declared as dividend and distributed to the relevant shareholder(s). If the relevant board decides that the after-tax net profits will not be declared as dividend and distributed but be retained by such entity for further business development, any shareholder of such entity may demand that its or his entire or partial portion of the after-tax net profits that it or he is entitled to based on its or his respective percentage of direct or indirect shareholding in the Company and/or Haimeng be declared as dividend and distributed. Under such circumstances, the relevant board will accommodate the wish of such shareholder and declare and distribute to the shareholder that portion of the after-tax net profits so demanded by the shareholder, and such shareholder hereby agrees that due to such distribution the percentage of its or his direct or indirect shareholding in the Company and/or Haimeng will be diluted based on the following formula, and its and his ownership right in the Company and/or Haimeng, including but not limited to, right in future distribution, board representation and liquidation, will be diluted accordingly:

(a)	Step One. Each of Affinia and Zhang shall promptly procure the Company to, and the Company shall promptly, determine the value (the “Value”) of the whole Company and/or Haimeng based on Schedule 3 of this Agreement.

(b)	Step Two. Each of Affinia and Zhang shall promptly procure the Company to, and the Company shall promptly, determine the Value of per share of the Company as follow:

Value Per Share = Value of the Company Determined in Step One

                       ÷ total then current issued outstanding shares of the Company

(c)	Step Three. Each of Affinia and Zhang shall promptly procure the Company to, and the Company shall promptly, determine the number of new shares of the Company to be issued to the shareholder who will reinvest its or his share of the dividend or net profits in the Company and/or Haimeng it or he is entitled to as follows:

New Shares to be Issued = Dividend/Net Profits Entitled and Reinvested

                                     ÷ Value Per Share obtained in Step Two

(d)	Step Four. Each of Affinia and Zhang shall promptly procure the Company to, and the Company shall promptly, issue the number of the new shares to the shareholder who has reinvested its or his share of the dividend or net profits in the Company and/or Haimeng it or he is entitled to as determined in Step Three above.

(e)	Step Five. Each of Affinia and Zhang shall promptly procure the Company to, and the Company shall promptly, recalculate the percentage of shareholding of each shareholder in the Company and/or Haimeng by including the new shares issued.

(f)	Step Six. The Parties shall, they shall promptly procure the Company and/or Haimeng to, and the Company shall promptly, handle any and all registration and filing formalities, execute and amend any and all documents, and do all other acts necessary to reflect the relevant shareholding percentage change as a result of the transaction set forth in this Section 6.5.

7.	CONFIDENTIALITY

7.1	Confidentiality Obligations. Each of the Parties and the Company undertakes to the other Party and the Company that he or it shall not, and that he or it shall procure his or its respective officers, employees, agents, consultants, professional advisors and Affiliates and the respective officers, employees and agents of each such Affiliate (together, “Holders of Confidential Matters” and each such person a “Holder”) not to, for the duration of this Agreement or anytime thereafter, for whatever reason, except in the proper performance of this Agreement or of the Contract or for the reasons outlined in this Section 7, and in those cases with the prior written consent of the other Party, use or divulge to any person, or publish or disclose or permit to be published or disclosed any fact or information falling under the following categories (together, “Confidential Matters”):

(a)	this Agreement;

(b)	the Contract;

(c)	the limitations on the operation of the Company specified in Section 3.2;

(d)	documents, electronic recordings or other information regarding the operations or governance of the Company other than as required in the ordinary course of business;

(e)	the proceedings or decisions of the Board of Directors;

(f)	the proceedings or decisions of any meeting of the Shareholders of the Company, whether annual or extraordinary;

(g)	that Party’s respective shareholding in the Company; or

(h)	Information regarding either Party and the Company (as defined in Section 8.4 of the Contract).

7.2	Additional Confidentiality Obligations of Zhang. Zhang shall undertake that he shall, during the term of the Contract or anytime thereafter, and he shall, prior to the Closing Date, cause the Company and Haimeng to undertake that the existing officers and employees of the Company and Haimeng, for whatever reason, except in the proper performance of this Agreement and of the Contract and with the prior written consent of Affinia, shall not use or divulge to any person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary Information relating to Affinia, the Company, Haimeng or an Affiliate thereof, nor any Confidential Matter, that such officers or employees have received or obtained or may receive or obtain (whether or not, in the case of documents, they are marked as confidential) in connection with Affinia, the Company or Haimeng or the respective businesses or assets of Affinia, the Company or Haimeng, this Agreement or the transactions contemplated hereby. Zhang covenants that he shall, during the term of the Contract and anytime thereafter, and he shall, prior to the Closing Date, procure that the respective officers, employees, agents, consultants or professional advisors of the Company and Haimeng and their Affiliates and the respective officers, employees and agents of each such Affiliate to, take all reasonable measures in order to enforce his, her, its or their, as the case may be, confidentiality obligations in Sections 7.1 and 7.2 as if they were a party to this Agreement.

7.3	Exceptions. The restrictions and obligations of Sections 7.1 and 7.2 shall not apply to:

(a)	the disclosure of a Confidential Matter that the disclosing Holder can reasonably demonstrate was in the public domain through no fault of its own and other than by reason of any breach by any person of a legally binding obligation of confidentiality with respect to the relevant Confidential Matter;

(b)	the disclosure of a Confidential Matter where the disclosure is required by Law, pursuant to a court order, by the rules and regulations of any securities exchange on which the securities of a Holder are listed (or to which a Holder (or an Affiliate thereof) is subject) or by any Governmental Body or other regulatory body; provided that the Holder concerned shall, to the extent practicable, provide in advance a draft of any such required disclosure to the affected Holder and incorporate any modifications reasonably requested by the affected Holder;

(c)	the disclosure of a Confidential Matter in confidence to any professional adviser to a Holder for the purpose of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of such Holder hereunder, if the recipient has entered into, or is otherwise subject to, obligations of confidentiality substantially similar to those contained in this Section 7; or

(d)	the disclosure of a Confidential Matter by Affinia to any person who is not a competitor of Zhang and is a potential financing provider or purchaser or subscriber for any or all of the Shares or assets or undertaking of Affinia or his or its Affiliate or for other similar business purposes, if the recipient has entered into obligations of confidentiality substantially similar to those contained in this Section 7.

7.4	Security Measures. Each person who becomes a Holder by receiving a Confidential Matter shall:

(a)	establish and maintain effective security measures to safeguard the Confidential Matter from unauthorized access or use (including at a minimum using the degree of care that it takes to protect its own confidential information of a similar nature);

(b)	keep the Confidential Matter under its control; and

(c)	immediately notify any affected Party hereunder or Affiliate thereof of any suspected or actual unauthorized use, copying or disclosure of the Confidential Matter.

7.5	Provision of Assistance. Each Party that receives a Confidential Matter shall provide assistance, reasonably requested by any affected Party or Affiliate thereof in relation to any proceedings that the affected Party or Affiliate may take against any person for unauthorized use, copying or disclosure of the affected Party’s or Affiliate’s Confidential Matter.

8.	TERMINATION AND SURVIVAL

8.1	Termination. This Agreement may be terminated prior to the Closing Date as follows:

(a)	if the Contract is terminated by the breach of one of the Parties, by the non-breaching Party;

(b)	if the Contract is terminated by the mutual written consent of both of the Parties, by either Party;

(c)	if the Contract is terminated on the election of either Party, by the non-electing Party;

(d)	at the election of Affinia, if any one of the conditions set forth in Section 4 of this Agreement or in Sections 4 and 5 of the Contract has not been fulfilled as of the Closing Date;

(e)	at the election of either Zhang or Affinia, if any legal proceeding is commenced or threatened by any Governmental Body seeking to prevent the consummation of the transactions contemplated hereby and Zhang or Affinia, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

(f)	at the election of Zhang, if Affinia has breached any material representation, warranty, covenant or agreement contained in this Agreement or the Contract, which breach cannot be or is not cured by Affinia by the Closing Date;

(g)	at the election of Affinia, if Zhang has breached any material representation, warranty, covenant or agreement contained in this Agreement or the Contract, which breach cannot be or is not cured by Zhang by the Closing Date;

(h)	at any time on or prior to the Closing Date, by mutual written consent of the Zhang and Affinia; or

(i)	at the election of either Party if the Closing has not occurred on November 30, 2008, which election shall be made within sixty (60) days thereafter.

8.2	Force Majeure.

(a)	The failure or delay of a Party to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated in this Agreement), riots, wars, strikes, lockouts, accidents in transportation, or other causes beyond its control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying with this Agreement shall continue to take all actions within its power to comply as fully as possible with this Agreement.

(b)	Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Party in writing within fourteen (14) days after the occurrence of such Force Majeure and shall in every instance, to the extent it is capable of doing so, exercise its best efforts to remove or remedy such cause with all reasonable dispatch.

8.3	Survival of Certain Sections. If this Agreement terminates pursuant to Section 8.1 and the transaction contemplated by this Agreement is not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of a Party on account of the non-satisfaction of the conditions set forth in Sections 4, 5, 7, 9.1, 9.3, 9.4, 11 and 13 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other Party under this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 4, 5, 7, 9.1, 9.3, 9.4, 10, 11 and 13 shall survive any termination of this Agreement.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	Governing Law. The formation, validity, interpretation, execution and settlement of disputes under this Agreement shall all be governed by the officially published and publicly available laws of Hong Kong. When the officially published and publicly available laws of Hong Kong do not cover a certain matter, international legal principles and practices will apply.

9.2	Friendly Consultation. Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the dispute, controversy or claim. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of a Party with notice to the other Party.

9.3	Place of Arbitration and Appointment of Arbitrator. The arbitration shall take place at the Hong Kong International Arbitration Centre (“Arbitration Center”) in Hong Kong. Any such arbitration shall be administered by the Arbitration Center in accordance with its procedures for arbitration. Zhang shall select one arbitrator, and Affinia shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Arbitration Center shall select the third arbitrator. If a Party to the dispute does not appoint an arbitrator who has consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Arbitration Center.

9.4	Arbitration Proceedings. If the arbitration proceedings are initiated by Zhang, the arbitration proceedings shall be conducted in English with simultaneous Chinese translation being provided. If the arbitration proceedings are initiated by Affinia, the arbitration proceedings shall be conducted in Chinese with simultaneous English translation being provided. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9, the provisions of this Section 9 shall prevail. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the arbitrator and the other Party in connection with such proceedings. The losing Party shall bear the arbitration costs unless otherwise ruled by the arbitration tribunal. The award of the arbitration tribunal shall be final and binding upon the Parties, and the winning Party may, at the cost and expense of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

9.5	Preservation of Rights. In order to preserve its rights and remedies, a Party shall be entitled to seek preservation of property, an injunction or other interim relief in accordance with Law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal. During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of mis Agreement and the Contract.

9.6	Consent to Jurisdiction. Each Party irrevocably consents to the service of process, notices or other papers in connection with or in any way arising from the arbitration or the enforcement of any judgment or arbitral award, by use of any of the methods and to the addresses set forth in Section 11 hereof for the giving of notices. Nothing contained herein shall affect the right of a Party to serve such processes, notices or other papers in any other manner permitted by applicable Law.

10.	INDEMMFICATION

10.1	Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, defend and hold each other Party and such Party’s officers, directors and employees (each, an “Indemnified Party”) harmless from and against any and all damages, lawsuits, costs, expenses, fines and penalties, including reasonable attorney fees and interest incurred by the Indemnified Party, in connection with or arising from (a) any breach of, or inaccuracy in, any representation or warranty of the Indemnifying Party contained in this Agreement, and (b) any failure by the Indemnifying Party to perform any covenant or agreement to be performed by it under this Agreement.

10.2	Indemnification by Zhang.

(a)	Zhang agrees that he shall indemnify Affinia against any loss, cost, liability, or expense (including, without limitation, costs and expenses of litigation and, to the extent permitted by Law, reasonable attorney’s fees) incurred by Affinia by reason of (a) the incorrectness of any of the representations or warranties, or the breach of any of the covenants or agreements of Zhang contained in this Agreement or in any other instrument executed or delivered by Zhang in connection with this Agreement or given on or before the Closing Date; (b) Zhang’s breach, on or before the Closing Date, of any agreements with third parties in connection with the Company and/or Haimeng; or (c) the assertion against Affinia or the Company and/or Haimeng of any liability or obligation of the Company and/or Haimeng arising or accruing prior to the Closing Date.

(b)	To recover amounts eligible for indemnification under Section 10.2 (each an “Indemnification Amount”), Affinia may withdraw the Escrow Funds from the Escrow Account pursuant to Schedule 16 of the Contract. If the Escrow Funds are less than an Indemnification Amount Affinia is entitled to withdraw (the difference is hereinafter referred to as an “Indemnification Shortfall”), Zhang shall make up the Indemnification Shortfall to Affinia through payment of cash within 60 days after such shortfall is ascertained by Affinia. If Zhang fails to make up the Indemnification Shortfall within such 60 day period, Affinia may purchase the Remaining Shares from Zhang such that the value of those Remaining Shares so purchased equals the Indemnification Shortfall. For the purpose of this Section 10.2 only, the Remaining Shares shall be valued equally to their option value as determined by Schedule 3 hereto. The costs, taxes and fees associated with such a purchase under this Section shall be borne exclusively by Zhang and shall not be counted as payment of any Indemnification Amount.

10.3	Maximum Indemnification. The maximum amount that Zhang shall indemnify under this Section 10 shall not exceed 50% of the total Purchase Price as set forth in the Contract.

11.	NOTICE

11.1	Delivery of Notices. Notices or other communications required to be given by a Party and the Company pursuant to this Agreement shall be written in English and delivered in person or sent in letter form or by facsimile to the address of each other Party and the Company set forth below or to such other address as may from time to time be designated by such other Party through written notification to such Party and the Company. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(b)	notices given in letter form shall be deemed effectively given on the seventh Business Day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the fourth Business Day after delivery to an internationally recognized courier service; and

(c)	notices given by facsimile shall be deemed effectively given on the first Business Day following the date of transmission as indicated on the transmission confirmation slip of the document in question.

11.2	Addresses. Notices shall be sent to:

If sent to Zhang:

Mr. Zhang Haibo

c/o Longkou Haimeng Machinery Company Limited

Huangshan Haimeng Industrial Park, Longkou City

Shandong Province 265715, China

Telephone: 86-535-8887000

Fax: 86-535-8880266

If sent to Affinia:

Attention to: General Counsel

c/o Affinia Group Inc.

1101 Technology Drive,

Ann Arbor, MI 48108, U.S.A.

Telephone: 1-734-8275430

Fax: 1-734-8275403

If sent to the Company:

Attention to: HBM Investment Limited c/o Rick Pizarek

2601 Tian’an Center, 338 West Nanjing Road, Shanghai 200003, China

Telephone: 86-21-63723311

Fax: 86-21-63599139

12.	LEGAL REPRESENTATION

12.1	Legal Representation. Zhang understands and acknowledges that Dorsey and Whitney LLP solely acts for Affinia only in relation to the negotiation and drafting of this Agreement and all other ancillary documents pertaining thereto. Zhang shall and was requested to seek independent legal advice in this regard.

13.	MISCELLANEOUS

13.1	No Agency. This Agreement shall not be construed as creating a relationship of agency between the Parties, nor between the Parties and the Company.

13.2	Entire Agreement. This Agreement (including all the Schedules attached hereto) and other documents delivered hereunder represent the entire understanding and constitutes the whole agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, understandings, statements or representations, either oral or in writing, between the Parties relating to the subject matter hereof; provided that this Section shall not be construed as affecting, superseding, rescinding, negating or releasing either Party from its obligations under the Contract and any ancillary document delivered pursuant to the Contract. Any conflict between the terms of this Agreement and the terms of the Contract shall be resolved by adhering to the terms of the Contract.

13.3	Schedules. The Schedules attached hereto and other documents delivered pursuant hereto are hereby made part of this Agreement as if set forth in full herein.

13.4	Successors and Assigns. This Agreement will be binding upon the Parties and their respective successors and assigns.

13.5	Waivers. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party or any breach by the other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.

13.6	Amendment. This Agreement may be amended, modified or supplemented only by a written instrument or instruments executed by each of the Parties.

13.7	Signature by Counterparts. This Agreement (or any agreement that amends, modifies or supplements this Agreement) may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

13.8	Further Assurances. Each Party shall execute all such documents and do all such other things within its power as may be required to give full effect to the terms of this Agreement or to vest in the other Party his or its full rights and entitlements hereunder.

13.9	Language. This Agreement is executed in Chinese and English in eight (8) counterparts in each language. Both language versions shall be of equal legal effect. Each Party acknowledges that it has reviewed both language texts of this Agreement and that they are the same in all material respects. If there is a conflict between the Chinese version and the English version, the Parties shall first attempt to resolve the conflict in accordance with Section 9.2, failing which the dispute shall be resolved through arbitration in accordance with Sections 9.3 and 9.4.

13.10	Severability. In the event any one or more of the provisions contained in this Agreement should be held under any Law or regulation to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, nor shall either Party be released from its obligations to perform under the remaining provisions of this Agreement and the Contract. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement was executed by each of Zhang, Affinia and the Company on the 6 day of November, 2008.

SIGNED SEALED AND DELIVERED by

ZHANG HAIBO

/s/ Zhang Haibo

SIGNED by for and on behalf of AFFINIA ACQUISITION LLC

/s/ Steven E. Keller	/s/ Richard A. Pizarek

Name: Steven E. Keller Title: Secretary	Name: Richard A. Pizarek Title: Vice President

SIGNED by for and on behalf of HBM INVESTMENT LIMITED

/s/ Zhang Haibo

Name: Zhang Haibo Title: Director

SCHEDULE 1

Company Number: 1076466

NEW ARTICLES OF ASSOCIATION

OF

AFFINIA HONG KONG LIMITED

Approved by the Members of the Company on: [date]

INCORPORATED IN HONG KONG

THE COMPANIES ORDINANCE (CAP. 32)

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

AFFINIA HONG KONG LIMITED (“COMPANY”)

Preliminary

1.	The regulations contained in Part I of Table A in the First Schedule to the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies Ordinance”) (“Table A”) shall apply to the Company, except for sections 23, 81, 91, 92, 97, 101, 109, 110 and 111 and except in so far as they are herein expressly excluded or modified. In case there is a conflict between the provisions of Table A and these provisions, the provisions herein contained shall prevail.

2.	The Company is a private company and accordingly:

(a)	the right to transfer shares is restricted in the manner hereinafter prescribed;

(b)	the number of members of the Company (exclusive of persons who are in the employment of the company and of persons who having been formerly in the employment of the Company were while in such employment and have continued after the determination of such employment to be members of the Company) is limited to fifty. Provided that where two or more persons hold one or more shares in the Company jointly they shall for the purpose of this regulation be treated as a single member;

(c)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited; and

(d)	the Company shall not have the power to issue share warrants to bearer.

Transfer of Shares

3.	The Directors may decline to register any transfer of shares to any person without giving any reason therefor. The Directors may suspend the registration of transfers during the twenty-one days immediately preceding the annual Shareholders’ general meeting in each year. The Directors may decline to register any instrument of transfer, unless (a) a fee not exceeding five dollars is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the Certificate of the shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

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Board of Directors and its Chairman

4.	A shareholder holding a majority of the share capital of the Company (if any) may appoint one of the Directors to be the Chairman of the Board. The Chairman shall be appointed or elected annually. If no Chairman is appointed, or if at any meeting the Chairman is not present within half an hour of the time appointed for holding the same, the Directors present shall choose someone from the Directors present to be the Chairman of the meeting.

5.	Unless otherwise determined by the Company in a Shareholders’ general meeting, the Company shall have five (5) Directors, who shall be nominated by the shareholders of the Company based on their shareholdings in the Company and appointed by the Company in a Shareholders’ general meeting.

6.	A Director who is about to go away from or is absent from Hong Kong may nominate any person to be his substitute and such substitute whilst he holds office as such shall be entitled to notice of meetings of the Directors and to attend and vote thereat accordingly and he shall ipso facto vacate office if and when the appointer returns to Hong Kong or vacate office as a Director or removes the substitute from office and any appointment and removal under this Article shall be effected by notice in writing under the hand of or by cable from the Director making the same. A Director may appoint (subject as above provided) one of the other Directors to be his substitute who shall thereupon be entitled to exercise (in addition to this own right of voting as a Director) such appointer’s rights at the meetings of the Directors.

7.	A Director shall not require any qualification shares.

8.	The office of a Director shall be vacated if the Director:

(a)	resigns his office by notice in writing to the Company; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes of unsound mind;

(d)	is no longer employed by Affinia or any of its subsidiaries, which shall apply only to the directors appointed by Affinia; or

(e)	is no longer a shareholder of the Company, which shall apply only to Zhang.

9.

(a)	A Director shall not be disqualified from his office by contracting with the Company and any contract in which a Director has an interest in any way and which was entered into by such Director on behalf of the Company or by the Company shall not be revoked, however, such Director shall have a duty to make an explanation about the interest involved to the shareholders and the Board of Directors of the Company and be liable to account to the Company for any profit realized by any such contract by reason only of such Director holding that office, or of the fiduciary relations thereby established. A Director shall not be entitled to vote in respect of any contract or arrangement in which he is so interested, and if a resolution is required such Director’s vote shall not be counted, nor shall he be counted in the quorum present at the meeting.

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(b)	A Director of the Company may be or become a Director of any company promoted by the Company or in which it may be interested as a vendor, shareholder or otherwise and no such Director shall be accountable for any benefits received as a Director or shareholder of such company.

10.	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit and determine the quorum necessary for the transaction of business. Until otherwise determined as set forth in Section 3.2 of the Shareholders’ Agreement, a majority of the Directors then in office shall constitute a quorum. If the Company shall have only one director, a director may at any time summon a meeting of the directors, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes. Meetings may be held by telephone or other electronic means, as well as in person, so long as all Directors taking part in the meeting so held are able to clearly hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

11.	Any casual vacancy occurring in the Board of Directors shall be filled up by any person nominated by the shareholder who appointed the previous Director whose resignation, disqualification, incapacity or other act caused such vacancy. Any person so chosen shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

12.	A shareholder may remove any Director appointed by such shareholder and appoint another person in his stead. The person so appointed shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected as a Director.

13.	Any resolution of the Board of Directors in writing signed by the majority of the Directors, in whatever part of the world they may be, shall be valid and binding as a resolution of the Directors provided that notice shall have been given to all the Directors of the Company capable of being communicated with conveniently according to the last notification of address by each such Director given to the Registered Office of the Company.

14.	Where any notice is required either by these Articles, by Table A, by the Companies Ordinance or otherwise, to be given to any Director or to any Member of the Company and where any consent, agreement, signature, notice by or authority from any Director or Member of the Company shall be valid if given by cable or mail. This clause shall not apply to Special Resolutions.

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Powers of Directors

15.	The Directors may, subject to the Companies Ordinance and these Articles, exercise all powers and do all acts and things in their discretion.

16.	Without prejudice to the general powers conferred by the preceding Article and the other powers conferred by these Articles, and subject to Section 3.2 of the Shareholders’ Agreement that requires a unanimous vote or a majority vote of the Board of Directors, as the case may be, it is hereby expressly declared that the Board of Directors shall have the following powers, that is to say, power:

(a)	to pay the costs, charges and expenses incidental to the maintenance of the legally required records of the Company with the Hong Kong Companies Registry or with any other Governmental Body as required by any of the Laws of Hong Kong;

(b)	to purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights or privileges which the Company is authorized to acquire at such price and generally on such terms and conditions as they shall think fit;

(c)	to engage, suspend or dismiss the employees of the Company, and to fix and vary their salaries or emoluments;

(d)	to institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and all time for payment or satisfaction of any debts due and of any claims or demands by or against the Company;

(e)	to refer any claims or demands by or against the Company to arbitration and observe and perform the awards;

(f)	to make and give receipts, releases and other discharges for moneys payable to the Company, and for claims and demands of the Company;

(g)	to invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit having regard to the Company’s Memorandum of Association and from time to time to vary or realize any such investment;

(h)	to borrow money on behalf of the Company, and to pledge, mortgage or hypothecate any of the property of the Company;

(i)	to open a current account with themselves for the Company and to advance any money to the Company with or without interest and upon such terms and conditions as they shall think fit;

(j)	to enter into all such negotiations and contracts and rescind and vary all such contracts and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purposes of the Company;

(k)	to give to any director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such

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commission shall be treated as part of the working expenses of the Company, and to pay commissions and make allowances (either by way of a share in the general profits of the Company or otherwise) to any person introducing business to the Company or otherwise promoting or serving the interest thereof;

(l)	to sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company;

(m)	to employ, invest or otherwise deal with and Reserve Fund or Reserve Funds in such manner and for such purposes as they may think fit;

(n)	to execute, in the name and on behalf of the Company, in favor of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company, such mortgages of the Company’s property (present or future) as they think fit, and any such mortgage may contain a power of sale and such other powers, covenants and provision as shall be agreed upon;

(o)	from time to time to provide for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as they think fit;

(p)	from time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers, employees and agents; and

(q)	To delegate any or all of the powers herein to any Director or other person or persons as the Directors may at any time think fit.

Seal and Checks

17.	The Seal of the Company shall be kept by the Board of Directors and shall not be used except with their authority.

18.	Every document required to be sealed with the Seal of the Company shall be deemed to be properly executed if sealed with the Seal of the Company and signed by the Chairman of the Board of Directors, or such person or persons as the Board may from time to time authorize for such purpose.

19.	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments shall be made, signed, drawn, accepted and endorsed, or otherwise executed by the person or persons from time to time authorized by a resolution of the Board of Directors.

Shareholders’ General Meetings

20.

For all purposes, the quorum for all Shareholders’ general meetings shall not be less than two thirds of the paid-up issued share capital of the Company present personally or by duly authorized representative(s) or by proxy or by telephone or other electronic means. Notwithstanding any provisions herein, one member shall constitute a quorum for a Shareholders’ general meeting of the Company if the Company has only

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one member. No business shall be transacted at any Shareholders’ general meeting unless the requisite quorum be present at the commencement of the business. The Company secretary appointed by the Company shall determine and notify each shareholder at least 30 days in advance of the place, date, time and means of a Shareholders’ general meeting. The agenda for each Shareholders’ general meeting shall be prepared by the Company secretary or his or her designee and provided to each shareholder. Business at Shareholders’ general meetings shall proceed in accordance with the agenda provided herein, and each matter that arises shall be discussed appropriately and put to a decision by way of shareholder resolution. Subject to the terms set forth in the Shareholders’ Agreement and the Companies Ordinance requiring otherwise, a decision by way of shareholder resolution shall be made by an affirmative vote representing a simple majority of all the paid-up issued share capital of the Company at a duly convened Shareholders’ general meeting where the quorum is present. Absence of a shareholder at a duly convened Shareholders’ general meeting for whatever reason shall not prevent the shareholder meeting from being convened and resolutions being passed, and the absent shareholder shall be bound by such resolution so passed. Shareholders’ general meetings may be held by telephone or other electronic means, as well as in person, so long as all shareholders taking part in the meeting so held are able to clearly hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

21.	A resolution in writing signed by all the members shall be as valid and effectual as a resolution passed at a Shareholders’ general meeting duly convened and held.

Votes of Members

22.	All voting of members in respect of any matter or matters shall be by poll and every member present in person or by proxy shall have one vote for each share of which he is the holder.

Divisions of Profits

23.	The net profits of the Company in each year shall be applied in or towards the formation of such reserve fund or funds an in or towards the payment of such dividends and bonuses as the Directors subject to the approval of the Company in a Shareholders’ general meeting may direct.

24.	No dividend shall be payable except out of the profits of the Company, and no dividend shall carry interest as against the Company.

25.	A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

26.	If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for any dividends or for other moneys payable in respect of such share.

27.	The Directors may retain any dividends payable on shares on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

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Notice

28.	All notices required to be given to the shareholders under these Articles, or given voluntarily by the Directors as they see fit, must be written in English and Chinese. The two versions shall be of equal legal effect.

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SCHEDULE 2

List of Contracts Entered into by the Company

as Referred to in Section 4.7 of this Agreement

Each of Zhang and the Company represents that there have been none of such contracts.

SCHEDULE 3

Formula for Determining the Purchase Price for the Remaining Shares

The Purchase Price for the Remaining Shares shall be the higher of * times last twelve months (“LTM”) EBITDA for the Base Business + * times value for LTM EBITDA for New Profitable Non-Affinia Business OR current Net Book Value (“NBV”). For the purposes of this Agreement and calculation of the purchase price for the Remaining Shares, the following terms used herein shall have the meaning as follows:

“Base Business” means Affinia volume (units sold to Affinia) of 6.5 million units and non-Affinia volume (units sold to other customers of Haimeng) of 2.2 million units;

“EBITDA” means net income + interest expense + income tax expense + depreciation & amortization all in accordance with GAAP;

“NBV” means GAAP total assets less total liabilities;

“New Profitable Non-Affinia Business” means the profitable (greater than *% LTM EBITDA) non-Affinia volume above 2.2 million units and calculation of LTM EBITDA on that business times * times. If such business does not meet this profitability test, then such business shall be included in the Base Business calculation above.

For avoidance of any doubt, the Parties illustrate below, as an example only, and no further or otherwise, the calculation of the purchase price for the Remaining Shares:

(a)	Base Business EBITDA is US$11million and New Profitable Non-Affinia Business EBITDA is $4 million. (This assumes EBITDA value is higher than NBV.)

The purchase price	= ((US$11million × *) + (US$4 million × *)) × 15% ownership
= US$13 million

*	The material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.